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                                                                  Exhibt 3.9


                              MPT ACQUISITION CORP.

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

      MPT Acquisition Corp., a Delaware corporation (the "Corporation"), does hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

      FIRST: Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware and Section 8.17 of the Corporation's By-Laws, by written consent of the Board of Directors of the Corporation dated May 19, 1994, resolutions were duly adopted proposing an Amendment to the Certificate of Incorporation of the Corporation changing Article First of the Certificate of Incorporation and submitting such proposal to the shareholders of the Corporation, as follows:

      RESOLVED:   That it is deemed advisable and in the best interest of the
                  Corporation to amend Article First of its Certificate of Incorporation to read as set forth below:

                        "FIRST: The name of the corporation is Marathon Power
                  Technologies Company."

      RESOLVED:   That the Corporation be and it hereby is authorized and
                  directed to amend its Certificate of Incorporation as set forth in the foregoing resolution and that the appropriate officers of the Corporation be and they hereby are authorized and directed to execute and deliver any and all documents or certificates deemed necessary to effectuate the proposed amendment outlined above, including a Certificate of Amendment to the Certificate of Incorporation for filing with the Delaware Secretary of State.

      SECOND: The proposed Amendment to the Certificate of Incorporation has been unanimously approved and adopted by the shareholders of the Corporation, by written consent dated May 19, 1994.

      Accordingly, Article First of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

            "FIRST: The name of the corporation is Marathon Power Technologies Company."

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      IN WITNESS WHEREOF, MPT Acquisition Corp. has caused this Certificate of
Amendment to its Certificate of Incorporation to be executed by Keith C. Shaughnessy, its President, and attested by Stuart I. Mathews, its Secretary, this 19th day of May, 1994.

                                    MPT ACQUISITION CORP.


                                    By:/s/ Keith C. Shaugnessy
                                       -----------------------
                                       Keith C. Shaughnessy
                                       President

Attest:

By:/s/ Stuart I. Mathews
   ---------------------
   Stuart I. Mathews
   Secretary


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